UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	36-3840979
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

5005 E. McDowell Road

Phoenix, Arizona 85008

(Address of Principal Executive Offices, Including Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so Registered	Name of each exchange on which registered
Preferred Stock, Series B Junior Participating, Purchase Rights	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class:

None

Explanatory Note

This Form 8-A/A is filed by ON Semiconductor Corporation (the “Company”) to reflect the expiration of the rights (the “Rights”) to purchase the Series B Junior Participating Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”) registered on the Company’s Form 8-A filed with the Securities and Exchange Commission (“SEC”) on June 8, 2020 (the “Registration Statement”).

Item 1.	Description of Registrant’s Securities to be Registered.

This Amendment to Form 8-A amends and supplements the information set forth in the Registration Statement, and is being filed by the Company to deregister the Rights.

Pursuant to the terms of the Rights Agreement, dated as of June 8, 2020, between the Company and Computershare Trust Company, N.A., as Rights Agent, the Rights issued thereunder expired as of the close of business on June 7, 2021. Stockholders of the Company were not entitled to any payment as a result of the expiration of the Rights.

On August 20, 2021, the Company filed with the Secretary of State of the State of Delaware a Certificate of Elimination (the “Certificate”), which (i) eliminated the previous designation of 6,500 shares of Series B Preferred Stock from the Company’s Amended and Restated Certificate of Incorporation, none of which were issued or outstanding at the time of filing, and (ii) caused such shares of Series B Preferred Stock to resume their status as authorized but unissued and non-designated shares of preferred stock of the Company.

The foregoing is a summary of the terms of the Certificate. This summary does not purport to be complete and is qualified in its entirety by reference to the Certificate filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 20, 2021.

Item 2.	Exhibits.

Exhibit No.	Description

3.1	Certificate of Elimination of Series B Junior Participating Preferred Stock of ON Semiconductor Corporation (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 20, 2021)

4.1	Rights Agreement, dated as of June 8, 2020, between ON Semiconductor Corporation and Computershare Trust Company, N.A., as Rights Agent (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 8, 2020)

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ON SEMICONDUCTOR CORPORATION (Registrant)

Date: August 20, 2021	By:	/s/ Thad Trent
Thad Trent Executive Vice President, Chief Financial Officer and Treasurer